EXHIBIT 5.3
[•], 2006
Board of Directors
Wachovia Corporation
Charlotte, North Carolina 28288
Ladies and Gentlemen:
     I am Senior Vice President and Deputy General Counsel of Wachovia Corporation, a North Carolina corporation (the “Corporation”), and am rendering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), with respect to shares of Series I, Class A Preferred Stock, no par value, liquidation preference $100,000 per share, of the Corporation (the “Class A Preferred Stock”)
     For purposes of this opinion, I have assumed that (i) the Articles of Amendment of the Corporation have been filed with the Secretary of State of the State of North Carolina, in accordance with applicable law, and in substantially the same form as filed as an exhibit to the Registration Statement, and (ii) any applicable law binding upon the Corporation remains in effect, at the time of the filing of the Articles of Amendment of the Corporation, in the same form as on the date hereof. I have examined such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion. I am licensed to practice law only in the State of North Carolina and in rendering this opinion I am opining only as to the laws of the States of North Carolina and New York and of the United States. Based upon the foregoing, I am of the opinion as follows:
     (1) The Corporation has been duly incorporated and is a validly existing corporation under the laws of the State of North Carolina.
     (2) The Class A Preferred Stock has been duly authorized and, when the Class A Preferred Stock has been duly issued as contemplated by the Registration Statement, the Class A Preferred Stock will be validly issued, fully paid and nonassessable.
     Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible, and I have assumed that the Stock Purchase Contract Agreement (as defined in the Registration Statement) has been duly authorized, executed and delivered by the Trust (as defined in the Registration Statement) thereunder, assumptions which I have not independently verified.
     I hereby consent to the use of my name under the heading “Validity of Securities” in the Prospectus forming a part of the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit (5) thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,